THE NEW HOME COMPANY REPORTS 2016 SECOND QUARTER RESULTS

- Diluted EPS of $0.12 per Share -
- Total Revenues Increased 139% to $109 million -
- New Home Orders up 60% -
- Backlog Dollar Value up 104% to $278 million -

Aliso Viejo, California, July 29, 2016. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2016 second quarter.

Second Quarter 2016 Highlights Compared to Second Quarter 2015

•	Earnings of $0.12 per diluted share vs. $0.03 per diluted share

•	Total revenues of $108.9 million vs. $45.6 million, up 139%

•	Home sales revenue of $78.8 million, an increase of 311%

•	Backlog dollar value up 104% to $278.0 million

•	Community count up 50% to 12 vs. 8

“The New Home Company continued to make progress in the second quarter of 2016,” said New Home Company Chief Executive Officer Larry Webb. “We quadrupled our earnings per share as compared to the second quarter of 2015, continued to grow our community count with the opening of our much anticipated Crystal Cove communities, and ended the period with an estimated backlog value of $278 million, the highest in our Company’s history. We also continue to leverage our stellar reputation, relationships and expertise in each of our markets to capitalize on opportunities that will further our growth objectives and generate solid returns for our shareholders. In short, we believe the pieces are in place to deliver strong results in the back half of the year. I am very optimistic about the future of The New Home Company.”

Second Quarter 2016 Operating Results

Total revenues for the 2016 second quarter were $108.9 million, compared to $45.6 million in the prior year period. Net income attributable to the Company was $2.5 million, or $0.12 per diluted share, compared to net income of $0.4 million, or $0.03 per diluted share, in the prior year period. The year-over-year improvement in net income was primarily attributable to a 139% increase in total revenues, a 1,880 basis point reduction in selling, general and administrative (“SG&A”) expenses as a percentage of home sales revenue, and a $0.7 million increase in joint venture income.

Wholly Owned Projects

Home sales revenue for the 2016 second quarter was $78.8 million, compared to $19.2 million in the prior year period. The increase in home sales revenue was driven primarily by a 258% increase in deliveries that was due to a shift to more wholly owned communities and a 15% increase in average selling price to $1.8 million.

Homebuilding gross margin percentage was 12.0%, compared to 13.6% in the prior year period. Adjusted homebuilding gross margin percentage, which excludes interest in cost of home sales, was 13.3%*, compared to 14.2%* in the prior year period. The year-over-year decrease in gross margin percentage was due to a mix shift in deliveries. Based on the homes currently in backlog, we anticipate that our gross margin percentage will improve in the back-half of the year as compared to the 2016 second quarter.

Our SG&A expense ratio as a percentage of home sales revenue was 13.8% versus 32.6% in the prior year period. The improvement in this expense ratio was largely attributable to a 311% increase in home sales revenue, which was driven by the significant increase in new home deliveries resulting from the growth in our wholly owned operations.

New home orders were up 60% to 64 homes, compared to 40 homes in the prior year period. The Company's monthly sales absorption pace was consistent with the prior year period at 1.9 sales per average selling community. The Company increased its selling communities by 50%, ending the quarter with 12 communities, compared to eight as of the end of the prior year quarter. The dollar value of the Company's wholly owned backlog at the end of the 2016 second quarter was up 104% year-over-year to $278.0 million and totaled 125 homes, compared to $136.6 million and 65 homes in the prior year period. The average selling price of homes in backlog was $2.2 million, up 6% over the prior year.

Fee Building Projects

Fee building revenue for the 2016 second quarter increased 14% to $30.0 million due primarily to an increase in fee building construction activity. Fee building gross margin was $1.7 million, or 5.7%, compared to $1.2 million, or 4.6%, in the prior year period.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture income for the 2016 second quarter was $3.9 million, compared to $3.3 million in the prior year period. The increase in joint venture income was driven by a 20% increase in JV total revenues, a 480 basis point improvement in homebuilding gross margins, and a benefit related to the close-out of a Southern California joint venture.

The following sets forth supplemental information about the Company’s JVs. Such information is not included in the Company’s financial data for GAAP purposes but is provided for informational purposes.

Total revenue of the JVs was $70.1 million and net income was $10.2 million, compared to $58.2 million and $7.6 million in the prior year period, respectively. Home sales revenue of the JVs was $47.7 million, compared to $42.6 million in the prior year period. Homebuilding gross margin percentage generated by the JVs during the quarter increased to 25.6%, compared to 20.8% in the prior year period.

At the end of the 2016 second quarter, the JVs had three selling communities, down from 10 at the end of the prior year period. As a result of the 70% decline in JV selling communities, new home orders from JVs for the 2016 second quarter decreased 71% to 30 homes as compared to 103 homes in the prior year period. In addition, the dollar value of homes in backlog from unconsolidated JVs at the end of the 2016 second quarter was down 70% to $72.0 million from 76 homes, compared to $238.3 million from 187 homes in the prior year period. We expect to open seven new homebuilding JV communities by the end of 2016, five of which will be in the McKinley Village master plan in Central Sacramento.

Balance Sheet and Liquidity

As of June 30, 2016, the Company had real estate inventories totaling $403.4 million, of which $306.2 million represented work-in-process and completed homes (including models), $60.8 million in land and land under development, and $36.4 million in land deposits and pre-acquisition costs. The Company owned or controlled 1,485 lots through its wholly owned operations (excluding fee building and joint venture lots), of which 1,010 lots were controlled or under option. As of June 30, 2016, the Company had $50.9 million in liquidity, which consisted of $29.8 million in cash and cash equivalents and $21.1 million in availability under its revolving credit facility. The Company ended the 2016 second quarter with $242.9 million in total outstanding debt, with a debt-to-capital ratio of 52.1% and a net debt-to-capital ratio of 48.7%*.

Guidance

The Company updated its full year guidance for 2016 as follows:

•	Home sales revenue of $450 - $500 million

•	Fee building revenue of $130 - $150 million

•	Income from unconsolidated joint ventures of $10 - $11 million

•	Wholly owned active year-end community count of 13

•	Joint venture active year-end community count of 9

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 12:00 p.m. Eastern Time on Friday, July 29, 2016 to review second quarter results, discuss recent events and conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through August 29, 2016 and can be accessed by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the pass code 13640872.

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

* Adjusted homebuilding gross margin percentage and net debt-to-capital ratio are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See "Reconciliation of Non-GAAP Financial Measures."

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects, community counts and openings and our future production, our ability to execute our strategic growth objectives, gross margins, revenues, projected results, income, earnings per share and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes, volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of competition; our leverage and debt service obligations; the impact of recent accounting standards; restrictive covenants relating to our operations in our current of future financing arrangements; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:
Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

KEY OPERATIONS AND FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016		2015	Change
Operating Data:
Total revenues	$108,864	$45,631	$63,233	$194,104		$148,496	$45,608
Home sales revenue	$78,836	$19,202	$59,634	$121,139		$75,437	$45,702
Homebuilding gross margin	$9,446	$2,604	$6,842	$15,079		$11,431	$3,648
Homebuilding gross margin %	12.0%	13.6%	(1.6)%	12.4%		15.2%	(2.8)%
Adjusted homebuilding gross margin %**	13.3%	14.2%	(0.9)%	13.9%		15.8%	(1.9)%
Fee building revenue (1)	$30,028	$26,429	$3,599	$72,965		$73,059	$(94)
Fee building gross margin	$1,711	$1,220	$491	$3,734		$4,073	$(339)
Fee building gross margin %	5.7%	4.6%	1.1%	5.1%		5.6%	(0.5)%
Equity in net income of unconsolidated joint ventures	$3,947	$3,256	$691	$3,940		$5,124	$(1,184)
Net income attributable to The New Home Company Inc.	$2,509	$449	$2,060	$1,695		$5,018	$(3,323)
Interest incurred and capitalized to inventory	$1,689	$1,048	$641	$2,970		$1,926	$1,044
Interest in cost of home sales	$1,063	$121	$942	$1,711		$480	$1,231
Other Data:
New home orders	64	40	24	120		65	55
New homes delivered	43	12	31	71		41	30
Average selling price of homes delivered	$1,833	$1,600	$233	$1,706		$1,840	$(134)
Selling communities at end of period				12		8	4
Backlog (est. dollar value)				$278,000		$136,600	$141,400
Backlog (homes)				125		65	60
Average selling price of homes in backlog				$2,224		$2,102	$122
Lots owned and controlled:
Wholly owned				1,485		1,046	439
Fee building				1,001		1,511	(510)
Joint ventures				3,122	3,502	3,502	(380)
				5,608		6,059	(451)

				June 30,		December 31,
Balance Sheet Data:				2016		2015	Change
Cash, cash equivalents and restricted cash				$30,688		$46,254	$(15,566)
Real estate inventories				$403,378		$209,918	$193,460
Notes payable, including unsecured revolving credit facility				$242,924		$83,082	$159,842
Equity, exclusive of noncontrolling interest				$223,468		$220,775	$2,693
Book capitalization				$466,392		$303,857	$162,535
Ratio of debt-to-capital				52.1%		27.3%	24.8%
Ratio of net debt-to-capital**				48.7%		14.3%	34.4%

(1) Fee building revenue includes management fees from unconsolidated joint ventures.
** See "Reconciliation of Non-GAAP Financial Measures" beginning on page 10.

KEY OPERATIONS AND FINANCIAL DATA - UNCONSOLIDATED JOINT VENTURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Operating Data:
Home sales revenue	$47,698	$42,601	$5,097	$85,899	$93,840	$(7,941)
Homebuilding gross margin	$12,191	$8,856	$3,335	$19,113	$18,388	$725
Homebuilding gross margin %	25.6%	20.8%	4.8%	22.3%	19.6%	2.7%
Adj homebuilding gross margin %**	27.0%	22.5%	4.5%	23.7%	21.3%	2.4%
Land sales revenue	$22,406	$15,585	$6,821	$26,162	$45,570	$(19,408)
Net income	$10,195	$7,637	$2,558	$12,336	$18,403	$(6,067)
Interest in cost of home sales	$677	$744	$(67)	$1,212	$1,563	$(351)
Other Data:
New home orders	30	103	(73)	76	211	(135)
New homes delivered	55	45	10	100	99	1
Average selling price of homes delivered	$867	$947	$(80)	$859	$948	$(89)
Selling communities at end of period				3	10	(7)
Backlog homes (est. dollar value)				$71,970	$238,309	$(166,339)
Backlog (homes)				76	187	(111)
Average selling price of homes in backlog				$947	$1,274	$(327)
Backlog lots (est. dollar value)***				$18,988	$45,662	$(26,674)
Lots owned and controlled:
Homebuilding				610	847	(237)
Land development				2,512	2,655	(143)
				3,122	3,502	(380)

				June 30,	December 31,
Balance Sheet Data:				2016	2015	Change
Cash, cash equivalents and restricted cash				$60,703	$66,215	$(5,512)
Real estate inventories				$399,945	$415,730	$(15,785)
Notes payable				$111,541	$94,890	$16,651
The New Home Company's equity				$47,353	$60,572	$(13,219)
Other partners' equity				$264,151	$272,642	$(8,491)
Book capitalization				$423,045	$428,104	$(5,059)
Ratio of debt-to-capital				26.4%	22.2%	4.2%

** See "Reconciliation of Non-GAAP Financial Measures" beginning on page 10.
*** Amounts include $4.3 million and $18.1 million of backlog dollar value related to purchase contracts between an unconsolidated joint venture and the Company as of June 30, 2016 and 2015, respectively.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2016	2015
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$29,811	$45,874
Restricted cash	877	380
Contracts and accounts receivable	14,932	23,960
Due from affiliates	845	979
Real estate inventories	403,378	209,918
Investment in unconsolidated joint ventures	47,353	60,572
Other assets	10,773	9,587
Total assets	$507,969	$351,270

Liabilities and equity
Accounts payable	$30,660	$26,371
Accrued expenses and other liabilities	10,786	19,827
Due to affiliates	54	293
Unsecured revolving credit facility	238,924	74,924
Other notes payable	4,000	8,158
Total liabilities	284,424	129,573
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,711,952 and 20,543,130, shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	207	205
Additional paid-in capital	195,433	194,437
Retained earnings	27,828	26,133
Total The New Home Company Inc. stockholders' equity	223,468	220,775
Noncontrolling interest in subsidiary	77	922
Total equity	223,545	221,697
Total liabilities and equity	$507,969	$351,270

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$78,836	$19,202	$121,139	$75,437
Fee building, including management fees from unconsolidated joint ventures of $2,537, $2,133, $4,712 and $5,101, respectively	30,028	26,429	72,965	73,059
	108,864	45,631	194,104	148,496
Expenses:
Cost of homes sales	69,390	16,598	106,060	64,006
Cost of fee building	28,317	25,209	69,231	68,986
Selling and marketing	5,046	1,939	8,522	4,089
General and administrative	5,833	4,313	11,008	7,973
	108,586	48,059	194,821	145,054
Equity in net income of unconsolidated joint ventures	3,947	3,256	3,940	5,124
Other expense, net	(286)	(413)	(395)	(721)
Income before income taxes	3,939	415	2,828	7,845
Provision for income taxes	(1,495)	(140)	(1,253)	(3,025)
Net income	2,444	275	1,575	4,820
Net loss attributable to noncontrolling interest	65	174	120	198
Net income attributable to The New Home Company Inc.	$2,509	$449	$1,695	$5,018

Earnings per share attributable to The New Home Company Inc.
Basic	$0.12	$0.03	$0.08	$0.30
Diluted	$0.12	$0.03	$0.08	$0.30
Weighted average shares outstanding:
Basic	20,709,139	16,516,546	20,654,998	16,502,578
Diluted	20,760,186	16,672,649	20,745,802	16,623,663

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2016	2015
	(Dollars in thousands)
Operating activities:
Net income	$1,575	$4,820
Adjustments to reconcile net income to net cash used in operating activities:
Deferred taxes	(27)	(5,841)
Amortization of equity based compensation	1,742	1,235
Tax valuation adjustment from stock-based compensation	97	—
Distributions of earnings from unconsolidated joint ventures	1,095	7,452
Equity in net (income) loss of unconsolidated joint ventures	(3,940)	(5,124)
Deferred profit from unconsolidated joint ventures	332	(1,435)
Depreciation and amortization	251	232
Abandoned project costs	329	443
Net changes in operating assets and liabilities:
Restricted cash	104	148
Contracts and accounts receivable	9,164	6,016
Due from affiliates	88	2,172
Real estate inventories	(170,246)	(103,750)
Other assets	(50)	4,076
Accounts payable	3,737	4,094
Accrued expenses and other liabilities	(9,711)	(4,704)
Due to affiliates	(239)	—
Net cash used in operating activities	(165,699)	(90,166)
Investing activities:
Purchases of property and equipment	(296)	(238)
Cash assumed from joint venture at consolidation	2,009	—
Contributions to unconsolidated joint ventures	(5,656)	(4,712)
Distributions of capital from unconsolidated joint ventures	7,405	24,806
Net cash provided by investing activities	3,462	19,856
Financing activities:
Borrowings from credit facility	175,000	74,450
Repayments of credit facility	(11,000)	(10,000)
Borrowings from other notes payable	343	1,799
Repayments of other notes payable	(15,636)	(2,517)
Payment of debt issuance costs	(1,064)	—
Cash distributions to noncontrolling interest in subsidiary	(725)	(822)
Minimum tax withholding paid on behalf of employees for stock awards	(647)	—
Tax valuation adjustment from stock-based compensation	(97)	—
Net cash provided by financing activities	146,174	62,910
Net increase (decrease) in cash and cash equivalents	(16,063)	(7,400)
Cash and cash equivalents – beginning of period	45,874	44,058
Cash and cash equivalents – end of period	$29,811	$36,658

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful, as it isolates the impact leverage has on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three months ended June 30,				Six months ended June 30,
	2016	%	2015	%	2016	%	2015	%
	(Dollars in thousands)
Homebuilding
Home sales revenue	$78,836	100.0%	$19,202	100.0%	$121,139	100.0%	$75,437	100.0%
Cost of home sales	69,390	88.0%	16,598	86.4%	106,060	87.6%	64,006	84.8%
Homebuilding gross margin	9,446	12.0%	2,604	13.6%	15,079	12.4%	11,431	15.2%
Add: Interest in cost of home sales	1,063	1.3%	121	0.6%	1,711	1.5%	480	0.6%
Adjusted homebuilding gross margin	$10,509	13.3%	$2,725	14.2%	$16,790	13.9%	$11,911	15.8%

Unconsolidated Joint Ventures - Homebuilding
Home sales revenue	$47,698	100.0%	$42,601	100.0%	$85,899	100.0%	$93,840	100.0%
Cost of home sales	35,507	74.4%	33,745	79.2%	66,786	77.7%	75,452	80.4%
Homebuilding gross margin	12,191	25.6%	8,856	20.8%	19,113	22.3%	18,388	19.6%
Add: Interest in cost of home sales	677	1.4%	744	1.7%	1,212	1.4%	1,563	1.7%
Adjusted homebuilding gross margin	$12,868	27.0%	$9,600	22.5%	$20,325	23.7%	$19,951	21.3%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	June 30,	December 31,
	2016	2015
	(Dollars in thousands)
Notes payable, including unsecured revolving credit facility	$242,924	$83,082
Equity, exclusive of noncontrolling interest	223,468	220,775
Total capital	$466,392	$303,857
Ratio of debt-to-capital (1)	52.1%	27.3%

Notes payable, including unsecured revolving credit facility	$242,924	$83,082
Less: cash, cash equivalents and restricted cash	30,688	46,254
Net debt	212,236	36,828
Equity, exclusive of noncontrolling interest	223,468	220,775
Total capital	$435,704	$257,603
Ratio of net debt-to-capital (2)	48.7%	14.3%

(1)
The ratio of debt-to-capital is computed as the quotient obtained by dividing notes payable by the sum of total notes payable (including unsecured revolving credit facility) plus equity, exclusive of noncontrolling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is notes payable (including unsecured revolving credit facility) less cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of noncontrolling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.

SCHEDULE OF QUARTERLY AMORTIZATION OF CAPITALIZABLE MODEL SET-UP SELLING AND MARKETING EXPENSES, GROSS MARGINS AND SG&A EXPENSES
(Unaudited)
Effective January 1, 2016, the Company started amortizing certain capitalizable selling and marketing ("S&M") costs to selling and marketing expenses versus cost of home sales. We believe that the revised presentation and classification of these capitalizable model set-up S&M costs as a selling and marketing expense is more comparable with how other homebuilders reflect such costs in their gross margin and SG&A percentage metrics. We also believe this presentation is more useful to management and investors in evaluating our performance. The table below provides a quarterly summary of 2015 S&M costs reclassified to conform with the current year presentation and the resulting change in gross margin, as well as the impact on the Company's SG&A expense ratio as a percentage of home sales revenue.

Period	Gross Margin as Previously Reported		Capitalized S&M Reclassification	Gross Margin as Revised		Basis Points Change in GM% (1)
(Dollars in thousands)	$	%	$	$	%	%
Q1 2015	7,956	14.1%	871	8,827	15.7%	160 bps
Q2 2015	2,006	10.4%	598	2,604	13.6%	320 bps
Q3 2015	7,989	13.8%	1,148	9,137	15.8%	200 bps
Q4 2015	22,228	15.1%	2,181	24,409	16.6%	150 bps
2015 Total	40,179	14.3%	4,798	44,977	16.1%	180 bps

Period	S&M Expenses as Previously Reported ($ and % of Homes Sales Revenue)		Capitalized S&M Reclassification	S&M Expenses ($ and % of Homes Sales Revenue) as Revised		Basis Points Change in S&M expenses as % of Home Sales Revenue (1)
(Dollars in thousands)	$	%	$	$	%	%
Q1 2015	1,279	2.3%	871	2,150	3.8%	150 bps
Q2 2015	1,341	7.0%	598	1,939	10.1%	310 bps
Q3 2015	2,294	4.0%	1,148	3,442	5.9%	190 bps
Q4 2015	4,029	2.7%	2,181	6,210	4.2%	150 bps
2015 Total	8,943	3.2%	4,798	13,741	4.9%	170 bps

Period	SG&A Expenses as Previously Reported ($ and % of Homes Sales Revenue)		Capitalized S&M Reclassification	SG&A Expenses ($ and % of Homes Sales Revenue) as Revised		Basis Points Change in SG&A expenses as % of Home Sales Revenue (1)
(Dollars in thousands)	$	%	$	$	%	%
Q1 2015	4,939	8.8%	871	5,810	10.3%	150 bps
Q2 2015	5,654	29.5%	598	6,252	32.6%	310 bps
Q3 2015	7,399	12.8%	1,148	8,547	14.8%	200 bps
Q4 2015	11,229	7.6%	2,181	13,410	9.1%	150 bps
2015 Total	29,221	10.4%	4,798	34,019	12.1%	170 bps

(1)    Some quarterly amounts do not tie across the categories presented due to rounding differences.